FOR IMMEDIATE RELEASE

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer/ Marybeth Csaby
CEO	KCSA Strategic Communications
1-775-356-9029	212-896-1214 (Todd) / 212-896-1236 (Marybeth)
dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com

ORMAT ANNOUNCES FIRST GEOTHERMAL JOINT OWNERSHIP

WITH INVESTOR OWNED UTILITY

Reno, Nevada, March 26, 2008 — Ormat Technologies, Inc. (NYSE: ORA), a leading geothermal developer in the United States, and Sierra Pacific Resources (NYSE: SRP) announce a collaboration that opens a new frontier in bringing geothermal to the forefront of utility energy development. Ormat Nevada, Inc. and Nevada Power Company, respective subsidiaries of the two companies, have entered into a Joint Ownership Agreement (JOA) for a geothermal power project that is currently under development by Ormat Nevada, Inc.

The project, known as the Carson Lake geothermal project, is located in Churchill County, Nevada, on federal lands, a portion of which includes the Naval Air Station Fallon. Ormat Nevada Inc. will develop the project until the resource is sufficiently defined at a level that is capable of supporting at least 30 MW and Nevada Power Company has regulatory approval to acquire its 50 percent ownership. Following such acquisition, Ormat Nevada will continue to develop the project on behalf of the owners. If the development results in a resource that cannot support at least 30 MW, the parties are not obligated to close the acquisition and Ormat may continue development of the project by itself.

Under the JOA each party will own a 50 percent undivided interest in the project as tenants-in-common. To acquire its project interest, Nevada Power Company will pay 50 percent of the costs expended to the closing date of the acquisition plus a fee. Drilling, Construction, and O&M costs moving forward will be governed by the JOA and separate Drilling Services, EPC Agreements, and an O&M Agreement.

To enable the JOA closing, the parties will amend an existing Power Purchase Agreement (PPA) to reflect the joint ownership of the Project. Each party will be entitled to 50 percent of the production tax credit (PTC) or 50 percent of the Investment tax credit (ITC) as applicable. The agreement is subject to PUCN approval.

“Ormat is proud to be recognized and pursued as a credit worthy, experienced partner,” said Dita Bronicki, Chief Executive Officer of Ormat.  “This new development path with Sierra Pacific Resources indicates that utilities are committed to renewable energy and demonstrates that geothermal is no longer a high priced alternative but a utility-grade, baseload resource.”

About Ormat Technologies

Ormat Technologies, Inc., is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation.. Ormat products and systems are covered by more than 75 patents. Ormat currently operates the following geothermal and recovered energy-based power plants: in the United States - Brady, Heber, Mammoth, Ormesa, Puna, Steamboat and OREG 1; in Guatemala – Zunil and Amatitlan; in Kenya - Olkaria; and in Nicaragua - Momotombo.

Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2008.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

###